Exhibit 99.1

NEWS RELEASE	CONTACT: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251
JANUARY 22, 2016

AMES NATIONAL CORPORATION

ANNOUNCES 2015 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2015 Results:

For the quarter ended December 31, 2015, net income for Ames National Corporation (the Company) totaled $3,915,000 or $0.42 per share, compared to $3,139,000 or $0.34 per share earned in 2014. The higher earnings are the result of decreases in other real estate owned expenses; increased loan interest income primarily driven by higher loan volume from new loan originations; and decreased provision for loan losses, offset in part by a decrease in securities gains.

In October of 2015, the Company’s largest subsidiary, First National Bank (FNB) opened a new banking office in West Ames, Iowa, replacing the bank’s University Office that was sold in 2014. As a part of opening the West Ames Office, video banking was introduced to the Ames market. Video banking is an innovative and cost effective way of providing extended hours for live teller service through ATM kiosks. Also during the quarter, two small banking offices were closed in Colo and Klemme, Iowa.

As previously announced FNB, acquired First Bank, West Des Moines, Iowa on August 29, 2014 (the “Acquisition”). The acquired assets totaled approximately $89 million. The impact of the Acquisition on the Company’s net income was slightly accretive for the quarter and in line with expectations.

Fourth quarter net interest income totaled $9,892,000, an increase of $206,000, or 2%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. Loan growth was over 6% for the year and was primarily attributable to favorable economic conditions in our markets. The Company’s net interest margin was 3.36% for the quarter ended December 31, 2015 as compared to 3.39% for the quarter ended December 31, 2014.

A provision for loan losses of $63,000 was recognized in the fourth quarter of 2015 as compared to $299,000 in the fourth quarter of 2014. Net loan charge offs were $1,000 for the quarter ended December 31, 2015 compared to net loan recoveries of $9,000 for the quarter ended December 31, 2014. Through December 31, 2015, asset quality indicators for the Company, including classified assets, impaired loans and past due loans, remain at favorable levels through December 31, 2015 in comparison to peer banks.

Noninterest income for the fourth quarter of 2015 totaled $2,144,000 as compared to $2,744,000 for the same period in 2014. The decrease in noninterest income is primarily due to a decrease in realized securities gains of $617,000 compared to the prior year’s quarter.

Noninterest expense for the fourth quarter of 2015 totaled $6,499,000 compared to $7,969,000 recorded in 2014, a decrease of 18%, which was primarily due to write downs of other real estate owned in 2014 with no corresponding write down in 2015. Exclusive of other real estate owned expense, noninterest expense was unchanged from the prior year’s quarter. The efficiency ratio was 53.99% for the fourth quarter of 2015 as compared to 64.11% in 2014.

Year 2015 Results:

For the year ended December 31, 2015, net income for Ames National Corporation (the Company) totaled $15,015,000 or $1.61 per share, compared to $15,251,000 or $1.64 per share earned in 2014. The lower earnings were primarily related to higher provision for loan losses, increased noninterest expense associated with the Acquisition, and a one-time gain on the sale of premises and equipment in 2014, offset in part by an increase in net interest income and lower other real estate owned costs. Exclusive of the one-time gain on the sale of the building in 2014, net income would have increased 4% in 2015.

Net interest income for the year ended December 31, 2015 totaled $38,965,000, an increase of $2,548,000, or 7%, compared to the same period a year ago, due primarily to growth in the real estate loan portfolio. The Company’s net interest margin was 3.33% for the year ended December 31, 2015 compared to 3.31% for the year ended December 31, 2014.

A provision for loan losses of $1,099,000 was recognized in the year ended December 31, 2015 compared to $429,000 in the same period a year ago. The increase in the provision was associated with loan portfolio growth, not specific credit concerns. Net loan recoveries were $51,000 for the year ended December 31, 2015 compared to net loan charge-offs of $162,000 for the year ended December 31, 2014.

Noninterest income for the year ended December 31, 2015 totaled $8,267,000 compared to $9,252,000 for the same period in 2014. The decrease in noninterest income is primarily due to the one-time gain of $1,240,000 on the sale of premises and equipment in 2014. Exclusive of realized securities gains and gain (loss) on the disposal of premises and equipment, noninterest income increased 7% for the year ended December 31, 2015 compared to the same period in 2014, primarily due to increased gain on sale of loans held for sale and higher merchant and card fees.

Noninterest expense for the year ended December 31 2015 totaled $25,312,000 compared to $24,373,000 recorded in 2014, an increase of 4%. The increase in noninterest expense was primarily due to increases in salaries and benefits and data processing costs, offset in part by a decrease in other real estate owned expenses. The increase in salaries and benefits was mainly the result of additional payroll costs attributed to the Acquisition. Data processing costs were higher in 2015 as the result of the Acquisition, expenses related to equipping the West Ames Office and implementing video banking services. The decrease in other real estate owned expenses was due primarily to impairment write downs of $614,000 in 2015 compared to $1,744,000 in 2014. The efficiency ratio for the year ended December 31, 2015 was 53.59%, compared to 53.37% in 2014.

Balance Sheet Review:

As of December 31, 2015, total assets were $1,326,747,000, a $25,716,000 increase compared to December 31, 2014. The increase in assets was due primarily to a higher volume of loans, as previously discussed, offset in part by a decrease in other real estate owned, securities available-for-sale and interest bearing deposits.

Securities available-for-sale as of December 31, 2015 declined to $537,633,000 from $542,502,000 as of December 31, 2014. The decrease in securities available-for-sale is primarily due to the sale or pay downs of U.S. government mortgage-backed bonds, offset in part by purchases of U.S. government agencies. The net bond proceeds were largely utilized to fund loan demand.

Net loans as of December 31, 2015 increased 6.5% to $701,328,000 as compared to $658,441,000 as of December 31, 2014. The growth was primarily due to favorable lending environments in most of the affiliate bank communities. This growth is primarily reflected in the construction real estate portfolios and commercial operating portfolios. Asset quality remained favorable as impaired loans, net of specific reserves, totaled $1,379,000, or 0.19% of gross loans as of December 31, 2015, compared to $2,070,000, or .31% of gross loans as of December 31, 2014. The allowance for loan losses on December 31, 2015 totaled $9,988,000, or 1.40% of gross loans, compared to $8,838,000 or 1.32% of gross loans as of December 31, 2014. The increase in the allowance for loan losses was provided to accommodate growth in the Company’s loan portfolios.

Other real estate owned was $1,250,000 and $8,436,000 as of December 31, 2015 and 2014, respectively. The decrease in the other real estate owned was due to the sale of properties and to lessor extent impairment write downs. Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,074,193,000 on December 31, 2015, a 2% increase from the $1,052,123,000 recorded at December 31, 2014.

Securities sold under agreements to repurchase totaled $54,290,000 on December 31, 2015, a 6% increase from the $51,265,000 recorded at December 31, 2014.

The Company’s stockholders’ equity represented 12.15% of total assets as of December 31, 2015 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $161,250,000 as of December 31, 2015, and $154,674,000 as of December 31, 2014. The increase in stockholders’ equity was the result of net income, offset by lower fair value on the securities available-for-sale which is reflected as a decrease in accumulated other comprehensive income and dividends.

Shareholder Information:

Return on average assets was 1.18% for the quarter ended December 31, 2015, compared to 0.96% for the same period in 2014. Return on average equity was 9.69% for the quarter ended December 31, 2015, compared to the 8.07% in 2014.

Return on average assets was 1.13% for the year ended December 31, 2015, compared to 1.21% for the same period in 2014. Return on average equity was 9.44% for the year ended December 31, 2015, compared to the 10.09% in 2014.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.29 on December 31, 2015. During the fourth quarter of 2015, the price ranged from $22.75 to $26.41.

On November 11, 2015, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2016 to stockholders of record as of January 29, 2016, equal to $0.20 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

(unaudited)

ASSETS	2015	2014

Cash and due from banks	$24,005,801	$23,730,257
Interest bearing deposits in financial institutions	26,993,091	31,469,382
Securities available-for-sale	537,632,990	542,502,381
Loans receivable, net	701,328,171	658,440,998
Loans held for sale	539,370	704,850
Bank premises and equipment, net	17,007,798	15,956,989
Accrued income receivable	7,565,791	7,471,023
Other real estate owned	1,249,915	8,435,885
Deferred income taxes	1,276,571	2,633,177
Core deposit intangible, net	1,308,731	1,730,231
Goodwill	6,732,216	6,732,216
Other assets	1,106,698	1,223,328

Total assets	$1,326,747,143	$1,301,030,717

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$202,542,011	$188,725,609
NOW accounts	298,227,493	298,581,556
Savings and money market	354,026,475	321,700,422
Time, $250,000 and over	36,956,653	36,169,601
Other time	182,440,490	206,946,069
Total deposits	1,074,193,122	1,052,123,257

Securities sold under agreements to repurchase	54,289,915	51,265,011
Federal Home Loan Bank (FHLB) advances and other borrowings	31,542,203	37,467,737
Dividend payable	1,862,183	1,675,964
Accrued expenses and other liabilities	3,609,663	3,824,330
Total liabilities	1,165,497,086	1,146,356,299

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of December 31, 2015 and 2014	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	118,267,767	110,701,847
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	3,481,736	4,472,017
Total stockholders' equity	161,250,057	154,674,418

Total liabilities and stockholders' equity	$1,326,747,143	$1,301,030,717

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest income:
Loans	$7,860,335	$7,488,669	$30,780,496	$27,196,859
Securities
Taxable	1,540,094	1,697,406	6,179,492	7,104,563
Tax-exempt	1,408,388	1,496,414	5,808,011	6,354,147
Interest bearing deposits and federal funds sold	93,935	95,523	382,346	308,782

Total interest income	10,902,752	10,778,012	43,150,345	40,964,351

Interest expense:
Deposits	743,269	827,300	3,019,273	3,385,099
Other borrowed funds	267,301	264,221	1,165,866	1,162,002

Total interest expense	1,010,570	1,091,521	4,185,139	4,547,101

Net interest income	9,892,182	9,686,491	38,965,206	36,417,250

Provision for loan losses	62,573	299,120	1,099,183	429,140

Net interest income after provision for loan losses	9,829,609	9,387,371	37,866,023	35,988,110

Noninterest income:
Wealth Management Income	683,495	640,469	2,724,451	2,748,619
Service fees	455,677	454,307	1,740,740	1,649,169
Securities gains, net	279,253	896,371	888,179	1,110,953
Gain on sale of loans held for sale	202,505	230,318	907,875	704,051
Merchant and card fees	361,435	358,098	1,378,218	1,189,503
Gain (loss) on disposal of premises and equipment, net	(4,256)	(2,628)	(5,388)	1,239,581
Other noninterest income	165,901	166,698	633,118	610,203

Total noninterest income	2,144,010	2,743,633	8,267,193	9,252,079

Noninterest expense:
Salaries and employee benefits	3,812,974	3,894,393	15,231,369	14,129,956
Data processing	937,840	785,550	3,027,203	2,609,185
Occupancy expenses, net	481,329	495,285	1,889,793	1,680,351
FDIC insurance assessments	160,601	155,766	680,563	645,997
Professional fees	322,463	310,235	1,274,298	1,274,111
Business development	344,673	377,420	1,064,362	1,103,923
Other real estate owned expense, net	7,982	1,502,606	613,812	1,502,408
Core deposit intangible amortization	95,251	113,626	421,500	317,333
Other operating expenses, net	335,691	333,951	1,109,121	1,110,199

Total noninterest expense	6,498,804	7,968,832	25,312,021	24,373,463

Income before income taxes	5,474,815	4,162,172	20,821,195	20,866,726

Income tax expense	1,559,754	1,023,465	5,806,544	5,615,519

Net income	$3,915,061	$3,138,707	$15,014,651	$15,251,207

Basic and diluted earnings per share	$0.42	$0.34	$1.61	$1.64

Declared dividends per share	$0.20	$0.18	$0.80	$0.72